Exhibit 99.2

Blue Owl Technology Finance Corp. Announces Amended Lock-Up Release Schedule

NEW YORK — November 5, 2025 — Blue Owl Technology Finance Corp. (NYSE: OTF) (“OTF” or the “Company”) today announced that the Board of Directors approved an amended lock-up release schedule, effective as of November 13, 2025, that will apply to shares currently subject to transfer restrictions. Under the new schedule, approximately 11% of these shares of the Company’s common stock will be released each month, beginning on November 13, 2025 until June 12, 2026.

“The accelerated partial lock-up release in September has increased interest in OTF, our leading technology strategy, and enhanced its liquidity profile,” commented Craig W. Packer, Chief Executive Officer. “By bringing more shares to market through this revised lock-up release schedule, we hope to further enhance liquidity, building upon the considerable momentum generated since OTF’s listing.”

Following this amendment, shares still subject to transfer restrictions will be released in accordance with the following schedule:

Release Date	Approximate Percentage of Shares Subject to Transfer Restrictions Released
November 13, 2025	11%
December 9, 2025	11%
January 20, 2026	11%
February 20, 2026	11%
March 9, 2026	11%
April 20, 2026	11%
May 20, 2026	11%
June 12, 2026	11%

ABOUT BLUE OWL TECHNOLOGY FINANCE CORP.

Blue Owl Technology Finance Corp. (NYSE: OTF) is a specialty finance company focused on making debt and equity investments to U.S. technology-related companies, with a strategic focus on software. As of September 30, 2025, OTF had investments in 185 portfolio companies with an aggregate fair value of $12.9 billion. OTF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. OTF is externally managed by Blue Owl Technology Credit Advisors LLC, an SEC-registered investment adviser that is an indirect affiliate of Blue Owl Capital Inc. (“Blue Owl”) (NYSE: OWL) and part of Blue Owl’s Credit platform.

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about OTF, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond OTF’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in OTF’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which OTF makes them. OTF does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

INVESTOR CONTACTS

Investor Contact:

BDC Investor Relations

Michael Mosticchio

credit-ir@blueowl.com

Media Contact:

Prosek Partners

Josh Clarkson

pro-blueowl@prosek.com